Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 3, 2014, included in the Proxy Statement of Symmetry Medical Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Symmetry Surgical Inc. for the registration of 9,694,000 shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, IN

October 3, 2014